Exhibit 99.1
                        RAMTRON INTERNATIONAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003
                       (in thousands, except share data)
                                 -------------
                                                          2004        2003
                                                        --------    --------
     ASSETS
Current assets:
   Cash and cash equivalents                            $  6,384    $  4,798
   Restricted cash                                            --           9
   Accounts receivable, less allowances
     of $163 and $175, respectively                        7,061       5,171
   Inventories                                             4,580       3,928
   Other current assets                                      434         279
   Assets of discontinued operations                       6,421       7,897
                                                        ---------   ---------
      Total current assets                                24,880      22,082

Property, plant and equipment, net                         3,970       4,189
Goodwill, net                                                585         585
Intangible assets, net                                     3,792       2,173
Other assets                                                 426         616
                                                        ---------   ---------
      Total assets                                      $ 33,653    $ 29,645
                                                        =========   =========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                     $  2,915    $  3,714
   Accrued liabilities                                     2,662         811
   Deferred revenue                                        1,350       1,395
   Current portion of long-term promissory notes,
      net of unamortized discount of $0 and $293,
      respectively                                           250       2,147
   Liabilities of discontinued operations                  1,384       1,847
                                                        ---------   ---------
      Total current liabilities                            8,561       9,914

Deferred revenue                                           4,986       6,020
Long-term promissory notes net of unamortized
   discount of $1,151 and $1,491, respectively             4,914       2,669
                                                        ---------   ---------
      Total liabilities                                   18,461      18,603
                                                        ---------   ---------

Stockholders' equity:
   Common stock, $.01 par value, 50,000,000 authorized;
     22,380,126 and 22,191,225 shares issued and
     outstanding, respectively                               224         222
   Additional paid-in capital                            235,455     234,909
   Accumulated deficit                                  (220,487)   (224,089)
                                                        ---------   ---------
      Total stockholders' equity                          15,192      11,042
                                                        ---------   ---------
      Total liabilities and stockholders' equity        $ 33,653    $ 29,645
                                                        =========   =========
See accompanying notes to consolidated financial statements.
                                    Page F-1

                       RAMTRON INTERNATIONAL CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the years ended December 31, 2004, 2003 and 2002
                    (in thousands, except per share amounts)
                                 -------------
                                                2004       2003       2002
                                              --------   --------   --------
Revenue:
   Product sales                              $ 37,231   $ 26,593   $ 22,225
   License and development fees                    717        498      6,829
   Royalties                                       765        480        398
   Customer-sponsored research and development     781      1,162        579
                                              ---------  ---------  ---------
                                                39,494     28,733     30,031
                                              ---------  ---------  ---------
Costs and expenses:
   Cost of product sales                        17,078     12,833     12,694
   Provision for inventory write-off               121        278        176
   Research and development                      6,209      5,778      6,605
   Customer-sponsored research and development     797        994        444
   General and administrative                    5,100      4,441      4,301
   Sales and marketing                           5,394      3,782      3,444
                                              ---------  ---------  ---------
                                                34,699     28,106     27,664
                                              ---------  ---------  ---------
Operating income from continuing
   operations                                    4,795        627      2,367
Interest expense, related party                   (410)      (486)      (308)
Interest expense, other                           (899)      (879)      (560)
Other income, net                                   45         26         75
                                              ---------  ---------  ---------
Income (loss) from continuing operations
   before income tax provision                   3,531       (712)     1,574
Income tax provision                               (74)        --         --
                                              ---------  ---------  ---------
Income (loss) from continuing operations         3,457       (712)     1,574
Income (loss) from discontinued operation          145     (8,793)    (3,401)
                                              ---------  ---------  ---------
Net income (loss)                             $  3,602   $ (9,505)  $ (1,827)
                                              =========  =========  =========
Net income (loss) per common share:
   Net income (loss)                          $  3,602   $ (9,505)  $ (1,827)
   Dividends on redeemable preferred stock          --         --        (82)
   Accretion of redeemable preferred stock          --         --        (14)
                                              ---------  ---------  ---------
Net income (loss) applicable to common shares $  3,602   $ (9,505)  $ (1,923)
                                              =========  =========  =========

                                    Page F-2

Net income (loss) per share:
  Basic:
    Income (loss) from continuing operations  $   0.15   $  (0.03)  $   0.07
    Income (loss) from discontinued operation     0.01      (0.40)     (0.16)
                                              ---------  ---------  ---------
      Total                                   $   0.16   $  (0.43)  $  (0.09)
                                              =========  =========  =========

  Diluted:
    Income (loss) from continuing operations  $   0.14   $  (0.03)  $   0.07
    Income (loss) from discontinued operation     0.01      (0.40)     (0.15)
                                              ---------  ---------  ---------
      Total                                   $   0.15   $  (0.43)  $  (0.08)
                                              =========  =========  =========
Weighted average shares outstanding:
   Basic                                        22,238     22,149     22,088
                                              =========  =========  =========
   Diluted                                      23,528     22,149     22,819
                                              =========  =========  =========

See accompanying notes to consolidated financial statements.

                                    Page F-3

                                           RAMTRON INTERNATIONAL CORPORATION
                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  For the years ended December 31, 2004, 2003 and 2002
                                        (in thousands, except par value amounts)
                                                    --------------
                                                             Common Stock
                                                           ($.01) Par Value  Additional                Total
                                                           ----------------   Paid-in   Accumulated Stockholders'
                                                            Shares  Amount    Capital     Deficit       Equity
                                                            ------  ------   ---------- ----------- -------------
Balances, December 31, 2001                                 22,081   $221    $231,479   $(212,661)     $19,039
Redeemable preferred stock accretion                            --     --         (14)         --          (14)
Redeemable preferred stock dividend                             --     --          --         (82)         (82)
Exercise of options                                             43     --          93          --           93
Issuance of stock options for services provided                 --     --          78          --           78
Issuance of common stock warrants related to debentures         --     --       2,673          --        2,673
Issuance of common stock warrants for services provided         --     --         189          --          189
Other                                                           --     --          19         (14)           5
Net loss                                                        --     --          --      (1,827)      (1,827)
                                                           -----------------------------------------------------
Balances, December 31, 2002                                 22,124    221     234,517    (214,584)      20,154
Exercise of options                                             67      1         135          --          136
Issuance of stock options for services provided                 --     --          57          --           57
Modification of common stock warrants related to debentures     --     --         179          --          179
Other                                                           --     --          21          --           21
Net loss                                                        --     --          --      (9,505)      (9,505)
                                                           -----------------------------------------------------
Balances, December 31, 2003                                 22,191    222     234,909    (224,089)      11,042
Exercise of options                                            189      2         410          --          412
Issuance of stock options for services provided                 --     --         136          --          136
Net income                                                      --     --          --       3,602        3,602
                                                           -----------------------------------------------------
Balances, December 31, 2004                                 22,380   $224    $235,455   $(220,487)     $15,192
                                                           =====================================================
See accompanying notes to consolidated financial statements.

                                    Page F-4
                       RAMTRON INTERNATIONAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2004, 2003 and 2002
                                (in thousands)
                                --------------
                                                 2004       2003      2002
                                               --------   --------  --------
Cash flows from operating activities:
   Net income (loss)                           $ 3,602    $(9,505)  $ (1,827)
   Adjustments used to reconcile net income
    (loss) to net cash  provided by (used in)
    operating activities:
     (Income) loss from discontinued operation    (145)     8,793      3,401
     Depreciation and amortization               1,203      1,248      1,246
     Amortization of debt discount                 633        667        401
     Imputed interest on note payable               75         --         --
     Loss on abandonment of patents                138        183        194
     Gain on disposition of equipment              (30)       (10)        --
     Warrants and stock options issued for
       services                                    136         57         78
     Provision for inventory write-off             121        278        176
   Changes in assets and liabilities:
     Accounts receivable                        (1,615)     2,182     (3,364)
     Inventories                                  (773)     2,254       (197)
     Accounts payable and accrued liabilities      729        595      1,352
     Deferred revenue                           (1,079)       103     (2,431)
     Other                                          34        156         57
                                              ---------  ---------  ---------
       Net cash provided by (used in)
         operating activities                    3,029      7,001       (914)
                                              ---------  ---------  ---------
Cash flows from investing activities:
   Purchase of property, plant and equipment      (797)      (684)      (495)
   Proceeds from sale of equipment and patents     215         28         --
   Payments for intellectual property             (174)      (481)      (493)
   Change in restricted cash                         9         (9)        --
   Net cash provided by (used in) discontinued
     operation                                   1,207     (3,015)    (4,296)
                                              ---------  ---------  ---------
       Net cash provided by (used in)
         investing activities                      460     (4,161)    (5,284)
                                              ---------  ---------  ---------
Cash flows from financing activities:
   Proceeds from debenture issuance                 --         --      8,000
   Proceeds from line of credit                    750         --         --
   Payments on line of credit                     (750)        --         --
   Debenture issue costs                            --         --       (758)
   Principal payments on promissory notes       (2,315)    (1,400)        --
   Redemption of convertible preferred stock        --         --     (1,174)
   Issuance of common stock, net of expenses       412        136         93
                                              ---------  ---------  ---------
       Net cash provided by (used in)
         financing activities                   (1,903)    (1,264)     6,161
                                              ---------  ---------  ---------

                                    Page F-5

Net increase (decrease) in cash and
   cash equivalents                              1,586      1,576        (37)
Cash and cash equivalents, beginning of year     4,798      3,222      3,259
                                              ---------  ---------  ---------
Cash and cash equivalents, end of year        $  6,384   $  4,798   $  3,222
                                              =========  =========  =========

See accompanying notes to consolidated financial statements.

                                    Page F-6

                        RAMTRON INTERNATIONAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2004, 2003 and 2002
                           ------------------------

NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS. Ramtron International Corporation (the Company) designs, develops, manufactures and markets high-performance specialty semiconductor memory devices. The Company currently has one product line, ferroelectric nonvolatile random access memory (FRAM) products sold through the Company's Ramtron business unit. Mushkin was classified as a discontinued operation during the third quarter of 2005. EMS was classified as a discontinued operation during the first quarter of 2004. See Note 11 of these Notes of Consolidated Financial Statements below for further discussion of EMS and Mushkin.

The Company's revenue is derived primarily from the sale of its FRAM products and from license and development arrangements entered into with a limited number of established semiconductor manufacturers and involving the development of specific applications of the Company's technologies. Other revenue is generated from products and customer-sponsored research and development revenue. Product sales have been made to various customers for use in a variety of applications including utility meters, office equipment, consumer electronics, telecommunications, accelerator boards, disk controllers, personal computers and industrial control devices.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Estimates are used for items such as allowance for uncollectible accounts, inventory obsolescence reserves, impairment testing of long-lived assets and goodwill, and valuation allowances for deferred tax assets. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION. The accompanying financial statements include the consolidation of accounts for the Company's 80% owned subsidiary, EMS and its wholly owned subsidiaries, Mushkin and Ramtron Kabushiki Kaisha (Ramtron K.K.). The Company formed Ramtron K.K. to act in a sales and marketing role within Japan for the Company's products and to function as a liaison between the Company and its Japanese alliance partners. To date, Ramtron K.K. has had limited operations. All significant inter-company accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS. The Company considers all cash and highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                                    Page F-7

RESTRICTED CASH. The Company's revolving line of credit with Wells Fargo Business Credit, Inc. requires cash collected from non-European customers to be held in a restricted account for two business days after receipt from the customer.

INVENTORIES. Inventories are stated at the lower of cost or market value.
The first-in, first-out method of costing inventories is used. The Company writes down its inventory for estimated obsolescence or lack of marketability for the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs are expensed as incurred and improvements are capitalized.

GOODWILL. Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in a business combination. The Company applies Statement of Financial Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) and does not amortizate goodwill. Goodwill is required to be tested for impairment annually, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. In accordance with SFAS No. 142, the Company performed its annual goodwill impairment testing as of December 31, 2004, and determined that no impairments existed at that date.

INTANGIBLE ASSETS. Intangible assets are recorded at cost and are amortized over their estimated useful lives using the straight-line method. The amounts capitalized for patents include the cost of acquiring and defending the patent.

IMPAIRMENT OF LONG-LIVED ASSETS. The Company reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), long-lived assets must be carried at historical cost if the projected cash flows from their use will recover their carrying amounts on an undiscounted basis and without considering interest. However, if projected cash flows are less than their carrying value, the long-lived assets must be reduced to their estimated fair value. Considerable judgment is required to project such cash flows and, if required, estimate the fair value of the impaired long-lived asset.

ACCRUED LIABILITIES. Accrued liabilities consist of the following as of December 31 (in thousands):

                                    Page F-8

                                2004       2003
                               ------     ------

Compensation related           $2,135     $  625
Other                             527        186
                               ------     ------
Total                          $2,662     $  811
                               ======     ======

REVENUE RECOGNITION. Revenue from product sales to direct customers is recognized upon shipment as we generally do not have any post-shipment obligations or allow for any acceptance provisions. In the event a situation occurs to create a post-shipment obligation, we would defer revenue recognition until the specific obligation was satisfied. We defer recognition of sales to distributors when we are unable to make a reasonable estimate of product returns due to insufficient historical product return information. The revenue recorded is dependent upon estimates of expected customer returns and sales discounts.

The Company had historically recorded all shipments to distributors as deferred revenue until shipped to the end customer because the Company did not believe it had adequate historical data to make a reasonable estimate of the amount of future returns as required under SFAS No. 48, "Revenue Recognition When Right of Return Exists." During the first quarter of 2003, the Company concluded that it had sufficient shipment and return experience to allow for the recognition of revenue on shipments to certain distributors at the time of shipment, along with a reserve for estimated returns. Accordingly, during the first quarter of 2003, the Company recognized an additional $0.9 million in product sales revenue that would have been deferred prior to this change in estimate. The impact on gross margin from this additional revenue was approximately $420,000 for the year ended December 31, 2003.

Revenue from licensing programs is recognized over the period the Company is required to provide services under the terms of the agreement. Revenue from research and development activities that are funded by customers are recognized as the services are performed.

Revenue from royalties is recognized upon the notification to us of shipment of product from the Company's technology license partners to direct customers.

ADVERTISING.  The Company expenses advertising costs as incurred.
Advertising expenses for the years ended December 31, 2004, 2003 and 2002 were $219,000, $204,000, and $97,000, respectively.

INCOME TAXES. The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryovers. The Company recognizes deferred tax assets for the expected future effects of all deductible temporary differences, loss carryovers and tax credit carryovers. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not, based on current circumstances, are not expected to be realized.

                                    Page F-9

NET INCOME (LOSS) PER SHARE. The Company calculates its income (loss) per share pursuant to SFAS No. 128, "Earnings Per Share" (SFAS No. 128). Under SFAS No. 128, basic income (loss) per share is computed by dividing reported income (loss) available to common stockholders by weighted average shares outstanding. Diluted income (loss) per share reflects the potential dilution assuming the issuance of common shares for all dilutive potential common shares outstanding during the period. In periods where the Company records a net loss, all potentially dilutive securities, including warrants and stock options, would be anti-dilutive and thus, are excluded from diluted loss per share.

The following table sets forth the calculation of net income (loss) per common share for the years ended December 31, 2004, 2003 and 2002 (in thousands, except per share amounts):

                                                       December 31,
                                              -------------------------------
                                                 2004       2003      2002
                                              ---------  ---------  ---------
Income (loss) from continuing operations      $  3,457   $   (712)  $  1,574
                                              =========  =========  =========
Income (loss) from discontinued operation     $    145  $ (8,793)  $ (3,401)
                                              =========  =========  =========
Net income (loss) applicable to
   common shares                              $  3,602   $ (9,505)  $ (1,923)
                                              =========  =========  =========
Common and common equivalent
  shares outstanding:

    Historical common shares outstanding
    at beginning of year                        22,191     22,124     22,081

    Weighted average common equivalent
    shares issued during year                       47         25          7
                                              ---------  ---------  ---------
    Weighted average common shares-basic        22,238     22,149     22,088
    Weighted average common equivalent
      shares outstanding during year             1,290         --        731
                                              ---------  ---------  ---------
    Weighted average common shares-diluted      23,528     22,149     22,819
                                              =========  =========  =========
Income (loss) from continuing operations
  per basic share                             $   0.15   $  (0.03)  $   0.07
Income (loss) from discontinued operation
  per basic share                                 0.01      (0.40)     (0.16)
                                              ---------  ---------  ---------
Net income (loss) per basic share             $   0.16   $  (0.43)  $  (0.09)
                                              =========  =========  =========
Income (loss) from continuing operations
  per diluted share                           $   0.14   $  (0.03)  $   0.07
Income (loss) from discontinued operation
  per diluted share                               0.01      (0.40)     (0.15)
                                              ---------  ---------  ---------
Net income (loss) per diluted share           $   0.15   $  (0.43)  $  (0.08)
                                              =========  =========  =========

                                    Page F-10

For the years ended December 31, 2004, 2003 and 2002, the Company had several equity instruments or obligations that could create future dilution to the Company's common stockholders and which were not classified as outstanding common shares of the Company. The following table details such instruments and obligations and the common stock equivalent for each. The common stock number is based on specific conversion or issuance assumptions pursuant to the corresponding terms of each individual instrument or obligation. During 2004, 2003 and 2002, these potential stock issuances were excluded from the net income (loss) per common share calculation because they were anti-dilutive:

                                                December 31,
                                       -------------------------------
                                          2004       2003       2002
                                       ---------  ---------  ---------
                                                (in thousands)

Warrants                                    725      2,349     1,468
Options                                   2,921      4,545     2,911
Convertible debentures                    1,214      1,751     2,123

STOCK-BASED COMPENSATON. At December 31, 2004, the Company had four stock-based compensation plans, which are more fully described in Note 7 of these Notes of Consolidated Financial Statements below. The Company accounts for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees" and related interpretations. All options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant, therefore no stock-based compensation is reflected in net income or loss. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123," the Company's net income would have been decreased or net loss would have been increased to the following adjusted amounts:

                                    Page F-11

                                   Year Ended     Year Ended     Year Ended
                                  Dec. 31, 2004  Dec. 31, 2003  Dec. 31, 2002
                                  -------------  -------------  -------------
                                    (in thousands, except per share amounts)

Net income (loss) as reported        $ 3,602        $(9,505)       $(1,923)

Stock-based employee compensation
cost included in net income (loss)
as reported                               --              --            --

Stock-based employee compensation
cost that would have been included
in net income (loss) if the fair
value method had been applied to
all awards                             1,655           1,314         2,202
                                     --------       ---------      --------
Pro forma net income (loss) as if
the fair value method had been
applied to all awards                $ 1,947        $(10,819)      $(4,125)
                                     ========       =========      ========

Net income (loss) per share
    As reported:
       Basic                          $  0.16      $  (0.43)      $ (0.09)
       Diluted                           0.15         (0.43)        (0.08)

    Pro forma:
       Basic                          $  0.09      $  (0.49)      $ (0.19)
       Diluted                           0.08         (0.49)        (0.18)

For disclosure purposes, the fair value of stock based compensation was computed using the Black-Scholes option pricing model with the following weighted average assumptions used for 2004, 2003 and 2002 grants:

                                         2004          2003          2002
                                      ----------    ----------    ----------
          Risk free interest rate        3.56%         3.00%         4.00%
          Expected dividend yield           0%            0%            0%
          Expected lives               4.0 years     4.0 years     4.0 years
          Expected volatility              98%          108%          111%

The weighted average fair value of shares granted during the years ended December 31, 2004, 2003 and 2002 was $2.47, $1.68, and $2.75, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The Company's financial instruments consist of cash and cash equivalents, restricted cash, short-term trade receivables and payables. The carrying values of cash and cash equivalents, restricted cash, and short-term trade receivables and payables approximate fair value due to their short-term nature. The fair value of the Company's promissory notes were approximately $5,579,000 and $5,784,000 as of December 31, 2004 and 2003, respectively.

                                    Page F-12

COMPREHENSIVE INCOME OR LOSS. The Company reports all changes in equity that result from transactions and other economic events from non-owner sources as comprehensive income or loss.

RECLASSIFICATIONS. Certain 2004, 2003 and 2002 balances have been reclassified to conform to the current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS. In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment." This Standard addresses the accounting for transactions in which a company receives employee services in exchange for
(a) equity instruments of the Company or (b) liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. This Standard also eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and requires that such transactions be accounted for using a fair-value-based method. The Standard is effective for periods beginning after June 15, 2005. The Company is currently assessing its valuation options allowed in this Standard. Even though the Company has not quantified the dollar amount of this new accounting standard, the result will have a negative impact on the Company's earnings starting with the accounting period beginning July 1, 2005.

NOTE 2.  INVENTORIES:

Inventories consist of:

                                           December 31,
                                        ------------------
                                         2004        2003
                                        ------      ------
                                          (in thousands)

          Finished goods                $2,784      $1,187
          Work in process                2,136       3,191
          Obsolescence reserve            (340)       (450)
                                        -------     -------
                                        $4,580      $3,928
                                        =======     =======

                                    Page F-13

NOTE 3.  PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment consists of:

                                              Estimated      December 31,
                                             Useful Lives  -----------------
                                              (In Years)     2004      2003
                                             ------------  -------   -------
                                                             (in thousands)

Land                                             --       $   668    $   668
Buildings and improvements                    18 and 10     8,942      8,942
Equipment                                         5        15,365     14,981
Office furniture and equipment                    5           608        609
                                                          --------   --------
                                                           25,583     25,200
Less accumulated depreciation                             (21,613)   (21,011)
                                                          --------   --------
                                                          $ 3,970    $ 4,189
                                                          ========   ========

Depreciation expense for property, plant and equipment was $916,000, $892,000, and $1,006,000 for 2004, 2003 and 2002, respectively. Maintenance and repairs expense was $684,000, $575,000, and $566,000 for 2004, 2003 and
2002, respectively.

NOTE 4.  GOODWILL AND OTHER INTANGIBLE ASSETS:

Goodwill and other intangible assets consist of:

                                      December 31,       December 31,
                                         2004                2003
                                     -------------       ------------
                                               (in thousands)
   Goodwill                            $ 4,529             $ 4,529
   Accumulated amortization             (3,944)             (3,944)
                                       --------            --------
      Goodwill, net                    $   585             $   585
                                       ========            ========

   Patents                             $ 6,119             $ 4,280
   Product license fees                     --               2,150
   Accumulated amortization             (2,327)             (4,257)
                                       --------            --------
      Intangible assets, net           $ 3,792             $ 2,173
                                       ========            ========

There was no change in the carrying amount of goodwill for the year ended December 31, 2004.

                                    Page F-14

In June 2001, the FASB issued SFAS No. 142. SFAS No. 142 changed the accounting for goodwill and intangible assets and required that goodwill no longer be amortized but be tested for impairment at least annually or more frequently if indicators of potential impairment exist. The provisions of SFAS No. 142 were effective for fiscal years beginning after December 15, 2001, except for provisions related to the non-amortization and amortization of goodwill and intangible assets acquired after June 30, 2001, which were subject immediately to the provisions of SFAS No. 142. The Company adopted SFAS No. 142 and completed its initial impairment review as of January 1, 2002. There was no indicated impairment of the Company's goodwill at the date of adoption or at its first annual review as of December 31, 2002. The Company completed its annual analysis of the fair value of its goodwill as of December 31, 2004 and December 31, 2003 and determined there is no indicated impairment of its goodwill.

Amortization expense for intangible assets was $287,000, $357,000 and $240,000 in 2004, 2003 and 2002, respectively. Estimated amortization expense for intangible assets is $252,000 annually in 2005 through 2009 and $2.5 million thereafter.

NOTE 5.  LONG-TERM DEBT:

On March 14, 2002, the Company signed an agreement to issue $8.0 million of 5 year, 5% fixed rate, convertible debentures. The debentures are convertible into the Company's common stock at a fixed conversion price of $3.769, which is equal to 110% of the five-day volume weighted average price
(VWAP) of the Company's common stock prior to the transaction signing. The debentures are secured by a Deed of Trust on the Company's headquarters facility in Colorado Springs, Colorado and by a security interest in certain of its accounts receivable and patents.

In addition, 700,435, 5-year common stock warrants were issued to the investors with an initial exercise price of $4.28 per share. The warrants were valued using the Black-Scholes option pricing model with a resulting total value of approximately $1,773,000 at March 28, 2002. This amount is accounted for as a discount to the outstanding debentures and is being amortized over the remaining life of the debentures as a charge to interest expense. The unamortized discount pertaining to the outstanding debentures as of December 31, 2004 and 2003 as a result of the issuance of the warrants is approximately $763,000 and $1,183,000, respectively.

As a result of the conversion terms of these debentures, a beneficial conversion feature of $900,000 was created. This beneficial conversion feature is recorded as an increase to additional paid-in capital and as a debt discount to the outstanding debentures. This discount is being amortized over the remaining life of the debentures as a charge to interest expense. The unamortized discount pertaining to the outstanding debentures as of December 31, 2004 and 2003 as a result of the beneficial conversion feature is approximately $388,000 and $601,000, respectively.

                                    Page F-15

The debentures contain covenants including, without limitation, achieving a minimum amount of earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the debenture agreements, and not exceeding a defined level of capital expenditures. As of June 30, 2003, the Company failed to meet the minimum EBITDA covenant under the debenture agreements, which by the terms of the debentures became an event of default on July 30, 2003 (the Default). On August 18, 2003, the Company entered into a Waiver and Amendment to Debenture Agreement (the Waiver Agreement) with the debenture holders. The Waiver Agreement provided for a waiver of the Default as well as a waiver of all remaining EBITDA covenants during 2003. In addition, the Waiver Agreement required that the Company make quarterly principal payments to the debenture holders over the following six quarters. Through December 31, 2004, the Company has made principal payments totaling approximately $3.5 million. To fulfill the Company's Waiver Agreement obligations it made a final quarterly principal payment of $125,000 on December 31, 2004. As of December 31, 2004 and 2003, $4,535,000 and
$6,600,000 were outstanding on these debentures, respectively.

In addition, the Waiver Agreement provided for lowering the exercise price of the 700,435 common stock warrants held by the debenture holders from $4.28 to a price equal to 150% of the average closing bid price for the Company's common stock for the 5-trading days immediately preceding the effective date of the Waiver Agreement ($3.04) and an extension of the exercise period for one year. The adjustment to the original terms of the warrants created an additional non-cash increase to debt discount and additional paid-in capital of approximately $179,000, which was recorded during the quarter ended September 30, 2003 and is included in the unamortized debt discount balances disclosed above. This increase to debt discount is being amortized into interest expense over the remaining life of the debentures.

As of December 31, 2004, the Company was in compliance with all covenants of the debentures.

Interest paid to the debenture holders during 2004, 2003 and 2002 was approximately $225,000, $385,000 and $305,000, respectively.

On April 6, 2004, the Company entered into an agreement to settle its long standing patent interference proceeding with National Semiconductor Corporation (see Note 14 of these Notes of Consolidated Financial Statements below). As a result of the settlement, beginning April 2004, the Company is required to pay National $250,000 annually through 2013. As of December 31, 2004, the present value of this promissory note is $1,780,000. The Company is discounting the note at 5.75%.

On March 31, 2003, the Company signed an agreement with Wells Fargo Business Credit, Inc. to provide a secured $3.0 million revolving line of credit. The credit facility provides for interest at a floating rate equal to the prime lending rate plus 1.75% per annum and a term of 3 years. Security for the credit facility includes the Company's non-European accounts receivable and inventories. Interest charges and minimum fees paid to Wells Fargo Business Credit, Inc. during 2004 and 2003 were approximately $126,000 and $107,000, respectively. Amounts available under the credit facility were approximately $3.0 million and $1.7 million as of December 31, 2004 and December 31, 2003, respectively. As of December 31, 2004, there were no amounts outstanding on this line of credit.

                                    Page F-16

Maturities of the Company's outstanding promissory notes are as follows as of December 31, 2004:

                                                               After
                        2005    2006    2007    2008    2009    2009   Total
                       ------  ------  ------  ------  ------  ------  ------
Debentures             $   --  $   --  $4,535  $   --  $   --  $   --  $4,535
Other Promissory Note     250     250     250     250     250   1,000   2,250
                       ------  ------  ------  ------  ------  ------  ------
Total                  $  250  $  250  $4,785  $  250  $  250  $1,000  $6,785
                       ======  ======  ======  ======  ======  ======  ======

NOTE 6.  COMMITMENTS:

LEASE COMMITMENTS. The Company has commitments under non-cancelable operating leases expiring through 2006 for various equipment and facilities. Minimum future annual lease payments under these leases as of December 31, 2004 are as follows:

            2005         $290,000
            2006          140,000
                         --------
                         $430,000
                         ========

Total rent expense on all operating leases was $261,000, $36,000, and $55,000 for 2004, 2003 and 2002, respectively.

MANUFACTURING ALLIANCES. The Company has entered into a third-party manufacturing agreement for the supply of its FRAM products. The Company's third-party manufacturing agreement provides only for a call on the manufacturing capacity of the vendor. The product will be supplied to the Company at prices negotiated between the Company and the third-party manufacturer based on current market conditions. The Company does not currently engage in any take-or-pay agreements with its manufacturing vendors.

NOTE 7.  STOCKHOLDERS' EQUITY:

PREFERRED STOCK. In February 1998, the Company issued and sold in a private placement Series A Convertible Preferred Stock (Preferred Stock). On July 20, 1999, the Company's common stockholders approved the restructuring of the terms of the Company's Preferred Stock. After the restructuring, 872 shares of Preferred Stock remained outstanding.

The restated terms of the remaining Preferred Stock included (i) a fixed conversion at $5.00 per share; (ii) a three-year term expiring on July 31, 2002; (iii) an adjusted dividend rate of 11% per annum (subject to possible future adjustments); and (iv) a mandatory redemption feature at the date of maturity of $1,000 per share plus accrued dividends. On July 31, 2002, in accordance with the restated terms of the preferred stock, the Company redeemed 1,160 shares for $1,174,000.

                                    Page F-17

For the years ended December 31, 2004, 2003 and 2002, the Company recorded $0, $0 and $82,000 of dividends, respectively and $0, $0 and $14,000 of discount accretion on redeemable preferred stock, respectively.

WARRANTS. Warrants to purchase shares of the Company's common stock are as follows:
                                                     Number of Shares
                                               -----------------------------
                                                      (in thousands)
                                Exercise        Principal
                             Price Per Share   Stockholders   Others   Total
                             ---------------   ------------   ------   -----

Outstanding and exercisable
at December 31, 2001           $2.25-$17.00       1,793         45     1,838

Cancelled                          $5.00           (220)       (20)     (240)
Granted                        $3.77-$4.28          700         76       776
                                                 ---------------------------
Outstanding and exercisable
at December 31, 2002           $2.25-$17.00       2,273        101     2,374

Cancelled                      $4.28-$17.00        (700)       (25)     (725)
Granted                            $3.04            700         --       700
                                                 ---------------------------
Outstanding and exercisable
at December 31, 2003           $2.25-$6.88        2,273         76     2,349

Cancelled                          $3.77             --        (18)      (18)
                                                 ---------------------------
Outstanding and exercisable
at December 31, 2004           $2.25-$6.88        2,273         58     2,331
                                                 ===========================

All of the outstanding warrants are currently exercisable. Of such warrants: warrants to purchase 58,000 shares at $4.11 expire in March 2007, warrants to purchase 667,000 shares at $6.88 expire in December 2007; warrants to purchase 700,000 shares at $3.04 expire in March 2008;and warrants to purchase 906,000 shares of common stock with an exercise price of $2.25 expire in 2008 and 2009.

STOCK OPTIONS. The Company has four stock option plans, the Amended and Restated 1986 Stock Option Plan (the 1986 Plan), the 1989 Non-statutory Stock Option Plan (the 1989 Plan), the 1995 Stock Option Plan, as amended

                                    Page F-18

(the 1995 Plan), and the 1999 Stock Option Plan (the 1999 Plan) (collectively, the Plans). The Plans reserve 6,235,714 shares of the Company's common stock for issuance and permit the issuance of non-qualified stock options. The exercise price of all non-qualified stock options must be equal to at least 85% of the fair market value of the common stock on the date of grant in the 1986 and 1989 Plans and 95% in the 1995 and 1999 Plans, and the maximum term of each grant is ten years. Options granted become exercisable in full or in installments pursuant to the terms of each agreement evidencing options granted. The 1986 and the 1995 Plans also permit the issuance of incentive stock options. As of December 31, 2004, the Company has not granted any incentive stock options. The number of options available for future grant on these plans is 89,355.

The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized for grants with an exercise price equal to or in excess of the value of the underlying stock on the measurement date.

Activity in the Plans is as follows:

                                                   Number of Shares
                                           -------------------------------
                                                    (in thousands)
                         Weighted Average  Directors
                            Exercise          and
                         Price Per Share   Officers   Employees    Total
                         ----------------  ---------  ---------  ---------
Outstanding at
December 31, 2001             $ 7.56         1,757      1,960      3,717

Granted                       $ 3.74           400        713      1,113
Cancelled                     $ 9.93           (10)      (242)      (252)
Exercised                     $ 2.19            --        (43)       (43)
                                           ------------------------------
Outstanding at
December 31, 2002             $ 6.54         2,147      2,388      4,535

Granted                       $ 2.31           425        662      1,087
Cancelled                     $ 6.49          (344)      (666)    (1,010)
Exercised                     $ 2.03            --        (67)       (67)
Reclassification                              (388)       388         --
                                           ------------------------------
Outstanding at
December 31, 2003             $ 5.61         1,840      2,705      4,545

Granted                       $ 3.66           485        447        932
Cancelled                     $ 6.88            (4)      (164)      (168)
Exercised                     $ 2.18          (114)       (75)      (189)
Reclassification                              (324)       324         --
                                           ------------------------------
Outstanding at
December 31, 2004             $ 5.34         1,883      3,237      5,120
                                           ==============================

                                    Page F-19

As of December 31, 2004, 2003 and 2002, 3,270,000, 2,735,000, and 2,406,000
of the above options were exercisable, respectively, with weighted average exercise prices of $6.60, $7.26, and $8.79, respectively.

The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives by groups of options:

                                                 Weighted Average
                                            ---------------------------
                           Number of                        Remaining
     Exercise Price         Options          Exercise      Contractual
         Range            Outstanding         Price           Life
     ---------------      -----------       ----------     ------------
                         (in thousands)

     $ 1.47 - $ 2.25        1,106             $ 2.03           5.96
     $ 2.32 - $ 3.16        1,044               2.40           8.83
     $ 3.18 - $ 3.80        1,601               3.74           8.92
     $ 3.90 - $10.56        1,032               6.52           5.62
     $10.75 - $40.10          337              29.28           1.80
                            -----
                            5,120               5.34           7.13
                            =====

                                             Weighted
                           Number of         Average
     Exercise Price         Options          Exercise
         Range            Exercisable         Price
     ---------------      -----------       ----------
                         (in thousands)

     $ 1.47 - $ 2.25          975            $ 2.05
     $ 2.32 - $ 3.16          340              2.37
     $ 3.18 - $ 3.80          601              3.76
     $ 3.90 - $10.56        1,017              6.54
     $10.75 - $40.10          337             29.28
                            -----
                            3,270              6.60
                            =====

                                    Page F-20

NOTE 8.  RELATED PARTY TRANSACTIONS:

TRANSACTIONS WITH THE FUND.  The National Electrical Benefit Fund (the
Fund) is a principal stockholder of the Company.

Pursuant to a Stock and Warrant Purchase Agreement dated March 13, 1989 between the Company and the Fund, as amended by Amendment No. 1 thereto dated June 29, 1989 (the 1989 Fund Purchase Agreement), the Company agreed to pay to the Fund, for as long as the Fund owns at least 5% of the outstanding shares of the Company's common stock, a reasonable monthly consulting fee of not more than $5,000 and to reimburse the Fund for all out-of-pocket expenses incurred in monitoring the Fund's investment in the Company. During 2004, 2003 and 2002, the Company was obligated to pay to the Fund approximately $60,000 per year in payment of such fees and expenses. Payments made for these obligations were $65,000, $142,000 and $0 during 2004, 2003 and 2002, respectively. $15,000 and $20,000 related to this obligation are included in accrued liabilities as of December 31, 2004 and 2003, respectively.

TRANSACTIONS INVOLVING INFINEON TECHNOLOGIES AG. Infineon Technologies AG is a principal stockholder of the Company.

In January 2000, the Company's then wholly owned subsidiary, EMS, entered into a non-exclusive, worldwide technology licensing agreement with Infineon. In consideration for the grant of the license to Infineon's technology, Infineon received 20% of the outstanding common stock of EMS. Additionally, the agreement called for Infineon to provide EMS with committed wafer manufacturing capacity using Infineon's advanced DRAM and embedded DRAM process capabilities and access to Infineon's design technology. Payments to Infineon for wafers, photo masks and tooling charges related to EMS's committed wafer manufacturing capacity during 2004, 2003 and 2002 were approximately $633,000, $1,091,000 and $2,174,000, respectively.

During 2002 and 2003, Infineon and EMS entered into agreements whereby EMS agreed to design and develop new products for Infineon on a fixed-fee basis. Revenue recognized from these agreements was approximately $0, $514,000 and $605,000 for 2004, 2003 and 2002, respectively.

On March 29, 2002, the Company issued a $3 million, 5% interest, 5-year debenture to Infineon. The debenture is convertible into the Company's common stock at a fixed conversion price of $3.769 per share, which is equal to 110% of the five-day volume weighted average price(VWAP) of the Company's common stock prior to the transaction signing. The Infineon debenture is secured by a security interest the Company granted to Infineon in certain of its accounts receivable and patents. In addition, 262,663 common stock warrants are held by Infineon with a modified exercise price of $3.04 per share and an expiration date of March 28, 2008. Interest paid to Infineon during 2004, 2003 and 2002 was approximately $101,000, $150,000 and $115,000, respectively. The amounts outstanding under the debentures were $1,560,000 and $3,000,000 as of December 31, 2004 and 2003, respectively. The amount outstanding at December 31, 2004 is due in 2007.

                                    Page F-21

NOTE 9.  SUPPLEMENTAL CASH FLOW INFORMATION:

CASH PAID FOR INTEREST AND INCOME TAXES:
                                                      2004     2003     2002
                                                     ------   ------   ------
                                                          (in thousands)

Interest                                            $  371     $508     $326
Income taxes                                            --       --       --

Non-cash investing and financing
transaction:
   Intellectual property acquired through
      issuance of long-term debt                    $1,955       --       --

NOTE 10.  INCOME TAXES:

As of December 31, 2004, the Company had approximately $142 million of net operating loss carryovers for tax purposes. Further, the Company has approximately $1.6 million of research and development tax credits available to offset future federal and state income taxes. The net operating loss and credit carryovers expire through 2023. The Internal Revenue Code contains provisions, which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant changes in ownership interests. The components of deferred income taxes are as follows:

                                              December 31,
                                          --------------------
                                            2004        2003
                                          --------    --------
                                             (in thousands)
Deferred tax assets:
  Capital loss carryovers                 $ 7,300     $ 7,300
  Deferred revenue                          2,300       2,800
  Other                                     4,470       4,313
  Net operating loss carryovers            56,600      60,880
                                          --------    --------
                                           70,670      75,293
Valuation allowance                       (70,670)    (75,293)
                                          --------    --------
                                          $    --     $    --
                                          ========    ========

Management has determined, based on all available evidence, it is more likely than not that the deferred tax assets will not be realized. Accordingly, the Company has recorded a valuation allowance equal to its net deferred tax assets as of December 31, 2004 and 2003.

                                    Page F-22

The provision for income taxes from continuing operations includes the following:

                                                   December 31,
                                          ------------------------------
                                            2004       2003       2002
                                          -------    --------   --------
                                                  (in thousands)
Current:
  Federal                                 $   74     $    --    $    --
  State                                       --          --         --
                                          -------    --------   --------
  Total current                               74          --         --

Deferred:
  Federal                                  1,260        (221)       586
  State                                      178         (32)        84
                                          -------    --------   --------
  Total deferred (benefit) expense         1,438        (253)       670

  Increase (decrease) in valuation
     allowance                            (1,438)        253       (670)
                                          -------    --------   --------
Total provision                           $   74     $    --    $    --
                                          =======    ========   ========

Total income tax expense (benefit) from continuing operations differs from the amount computed by applying the statutory federal income (loss) tax rate to income before taxes. The reasons for this difference for the years ended December 31 were as follows:

                                               2004      2003      2002
                                             --------   ------   --------
                                                   (in thousands)

Computed tax at federal statutory rate       $ 1,210   $  (249)  $   551
State income taxes, net of federal impact        173       (32)       79
Non-deductible expenses                           55        28        40
Increase (decrease) in valuation allowance    (1,438)      253      (670)
Alternative minimum taxes                         74        --        --
                                             --------  --------  --------
  Total income tax provision                 $    74   $    --   $    --
                                             ========  ========  ========

During 2004, 2003 and 2002, net operating loss carryovers of approximately $8.7 million, $2.4 million and $5.1 million, respectively, expired, which decreased the recorded valuation allowance in each respective year. In addition, taxable losses from EMS of $1.2 million, $3.9 million and $2.7 million in 2004, 2003 and 2002, respectively, and $432,000 in 2002 relating to Mushkin are included in the net operating lose carryover balances above, as such losses are available to offset future taxable amounts and have increased the recorded valuation allowance each respective year.

Tax expense other than payroll and income taxes were $185,000, $221,000, and $214,000 for 2004, 2003 and 2002, respectively.

                                    Page F-23

NOTE 11.  DISCONTINUED OPERATIONS:

On July 26, 2005, the Company announced the divestiture of its Mushkin subsidiary, which comprised the Company's DRAM segment, and which was approved by the Company's board of directors on July 20, 2005. The board of directors approved the disposition to allow management to focus on the FRAM business. On July 26, 2005, the Company executed an agreement with Mushkin's current general manager to sell its Mushkin subsidiary to Mushkin's current general manager for consideration of approximately $1.8 million. The consideration provided in the sale includes, among other things, Mushkin's current accounts receivable and cash balances. The sale closed on July 26,
2005.   The Company recognized impairment charges during the second quarter of 2005 to goodwill for $3.4 million, to long-lived assets for $359,000, and to inventory for $170,000, related to the divestiture.

During the first quarter of 2004, the Company committed to a plan to sell substantially all of the remaining assets of EMS. The remaining assets consisted primarily of EMS' patent portfolio. The Company completed the sale of EMS' patent portfolio on April 20, 2004, the proceeds of which were $1.5 million. Due to a write-down of the carrying value of the patent portfolio to its estimated fair value at March 31, 2004, there was no gain or loss recorded on the finalization of the sale. Pursuant to the terms of the Company's Security Agreement with Infineon, the Company was required to seek a release from Infineon for the sale of EMS' patent portfolio. This release required that all amounts due to Infineon in 2004 under the Waiver Agreement (see Note 5 of these Notes of Consolidated Financial Statements above) be paid upon receipt of the proceeds from the sale of EMS' patent portfolio.

In accordance with SFAS No. 144, the consolidated financial statements of EMS and Mushkin have been recast to present these businesses as discontinued operations. Accordingly, the revenue, costs and expenses, and assets and liabilities of the discontinued operations have been excluded from the respective captions in the Consolidated Cash Flows, Statements of Operations and Balance Sheets and have been reported in the various statements under the captions, "Income (loss) from discontinued operation," "Assets of discontinued operation" and "Liabilities of discontinued operation" for all periods. In addition, certain Notes to Consolidated Financial Statements have been recast for all periods to reflect the discontinuance of this operation.

                                    Page F-24

Summary results for the discontinued operations are as follows (in thousands):

                                                          For the years ended December 31,
                       -----------------------------------------------------------------------------------------------------------
                                       2004                                  2003                                2002
                       ----------------------------------  ----------------------------------  -----------------------------------
                         Mushkin      EMS          Total     Mushkin      EMS         Total      Mushkin      EMS         Total
                       ----------------------------------  ----------------------------------  -----------------------------------
Operating Results:

Revenue                 $18,335     $   311      $18,646    $11,446     $ 2,220      $13,666    $16,312     $ 4,202       $20,514
Costs and expenses      (17,858)       (299)     (18,157)   (11,125)     (5,804)     (16,929)   (16,243)     (7,672)      (23,915)
Impairment of patents
  and intangibles            --        (364)        (364)        --      (1,687)      (1,687)        --          --            --
Impairment of goodwill       --          --           --     (3,843)         --       (3,843)        --          --            --
Impairment of
  long-lived assets          --          --           --         --          --           --         --          --            --
Income tax benefit           --          20           20         --          --           --         --          --            --
                       ----------------------------------  ----------------------------------  -----------------------------------
                        $   477     $  (332)     $   145    $(3,522)    $(5,271)     $(8,793)   $    69     $(3,470)      $(3,401)
                       ==================================  ==================================  ===================================

In June 2003, EMS was notified by its primary contract engineering service customers that on-going product development programs would be discontinued no later than July 31, 2003. As a result of these events, a valuation of EMS' intangible assets was completed and impairment charges of $1,687,000 were recorded to adjust asset carrying values to their estimated fair value at June 30, 2003. The fair values were determined by obtaining an appraisal from an independent consulting firm specializing in such valuations.

                                    Page F-25

Amounts included in the December 31, 2004 and 2003 Consolidated Balance Sheets for the discontinued operations are as follows (in thousands):

                                         For the years ended December 31,
                       ---------------------------------------------------------------------
                                       2004                                  2003
                       ----------------------------------  ----------------------------------
                         Mushkin      EMS          Total     Mushkin      EMS         Total
                       ----------------------------------  ----------------------------------
Assets of discontinued
  operations:
Accounts receivable     $ 1,545          --      $ 1,545    $   810     $   217      $ 1,027
Inventories               1,189          --        1,189        722         303        1,025
Other assets                231          --          231        508          --          508
Intangible assets, net       --          --           --         --       1,896        1,896
Net property, plant
  and equipment              21          --           21          6          --            6
Goodwill                  3,435          --        3,435      3,435          --        3,435
                       ----------------------------------  ----------------------------------
Total                   $ 6,421          --      $ 6,421    $ 5,481     $ 2,416      $ 7,897
                       ==================================  ==================================

Liabilities of
  discounted operations      --          --           --         --          --           --

Accounts payable and
  accrued liabilities   $ 1,145     $   239      $ 1,384    $   429     $ 1,418      $ 1,847

NOTE 12.  SEGMENT AND GEOGRAPHIC AREA INFORMATION:

Following our divestiture discussed in Note 11, our continuing operations are
conducted through one business segment, our FRAM business.    Our FRAM
business is our business segment that develops, manufactures and sells ferroelectric nonvolatile random access memory products and licenses the technology related to such products.

Revenue amounts and percentages for major FRAM customers representing more than 10% of total revenue are as follows:

                     2004                  2003                  2002
            --------------------- --------------------- ---------------------
                                      (in thousands)

Customer A     $17,213    30%        $15,815    39%        $16,339    35%
Customer B          --    --              --    --           6,508    14%

                                    Page F-26

The following geographic area data include revenue based on product shipment destination, license and development payor location and customer-sponsored research and development payor location. The data presented for long-lived assets is based on physical location.

Geographic Area Net Revenue:

                                      2004        2003        2002
                                    -------     -------     -------
                                             (in thousands)

United States                       $ 4,983     $ 2,206     $ 8,395
Japan                                 5,970       3,358       1,776
Canada                                1,505         852         580
United Kingdom                        1,741       1,002         579
Germany                               1,480       1,400         578
China/Hong Kong                       5,678       5,474      10,657
Italy                                12,170      13,082       6,581
Czech Republic                        3,138           3           8
Rest of world                         2,829       1,356         877
                                    -------     -------     -------
Total                               $39,494     $28,733     $30,031
                                    =======     =======     =======

Geographic Area Long-lived Assets (Net):

                                        December 31,
                                    -------------------
                                      2004        2003
                                    -------     -------
                                      (in thousands)

United States                       $8,618     $7,314
Thailand                               155        222
Rest of world                           --         27
                                    ------     ------
                                    $8,773     $7,563
                                    ======     =======

NOTE 13.  DEFINED CONTRIBUTION PLAN:

The Company has a cash or deferred compensation plan (the 401(k) Plan) intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the Code), in which substantially all employees are participants. Participants in the 401(k) Plan may make maximum pretax contributions, subject to limitations imposed by the Code, of 100% of their compensation. The Company may make, at the Board of Directors' discretion, an annual contribution on behalf of each participant. No amounts were contributed by the Company under the 401(k) Plan on behalf of participating employees during 2003 and 2002. During 2004, approximately $72,000 was charged to expense for Company contributions under the 401(k) Plan to be paid in the first quarter of 2005.

                                    Page F-27

NOTE 14.  CONTINGENCIES:

PATENT INTERFERENCE PROCEEDING. On April 6, 2004, the Company and National Semiconductor Corporation (National) entered into an agreement to settle their long standing patent interference dispute, which began in 1991 as a patent interference proceeding that was declared in the United States Patent and Trademark Office (the Patent Office) in regard to one of the Company's issued United States patents. The patent involved covers a basic ferroelectric memory cell design invention that the Company believes is of fundamental importance to its FRAM business in the United States.

Under the terms of the settlement agreement Ramtron has abandoned four of the five claims in its existing patent, two of National's patent applications relating to the interference claims have been assigned to Ramtron and two others were retained by National. National and Ramtron have agreed to cross license any and all future patents that may mature from the four applications at no additional cost to either company. As consideration for the assigned patent applications and cross license provisions of the agreement, Ramtron will pay National $2.5 million in equal annual installments of $250,000 through 2013. At March 31, 2004, the Company recorded an intangible asset and current and long-term debt of approximately $1,955,000, the present value of the annual installment payments. At December 31, 2004, the discounted amount is approximately $1,780,000. The Company is discounting this liability at 5.75%. The Company did not record an impairment of the existing patents held for the technology in dispute as the Company believes, with the assignments and cross-license arrangements discussed previously, we are in a position now, insofar as our ability to use the technology in dispute is concerned, that is at least as favorable as our position prior to this resolution. In addition, the Company believes the amounts capitalized related to these patents and licenses will be recovered through future cash flows.

The fifth remaining count of interference has been sent to a Special Master for a final ruling. Ramtron believes its business would not be materially affected by an adverse judgment by the Special Master on the remaining count of interference. The disposition of this matter, expected in 2005, is not expected to have a material adverse effect on our business, financial condition or results of operations.

OTHER PATENT MATTERS. The Company's industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. The Company cannot be certain that third parties will not make a claim of infringement against the Company or against its semiconductor company licensees in connection with their use of the Company's technology. Any claims, even those without merit, could be time consuming to defend, result in costly litigation and diversion of technical and management personnel, or require the Company to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available to the Company on acceptable terms or at all. A successful claim of infringement against the Company or one of its semiconductor manufacturing licensees in connection with our use of the Company's technology could materially impact the Company's results of operations.

                                   Page F-28

OTHER LITIGATION. The Company is involved in other legal matters in the ordinary course of business. Although the outcomes of any such legal actions cannot be predicted, management believes that there is no pending legal proceeding against or involving the Company for which the outcome is likely to have a material adverse effect upon the Company's financial position or results of operations.

NOTE 15.  QUARTERLY DATA (UNAUDITED):

The following unaudited information shows selected items by quarter for the years 2004 and 2003.

                                                       2004                                      2003
                                     ----------------------------------------    ----------------------------------------
                                         Q1        Q2        Q3        Q4            Q1        Q2        Q3        Q4
                                     ----------------------------------------    ----------------------------------------
                                                        (in thousands except per share data)
Revenue                              $ 8,956    $10,382    $10,739   $ 9,416     $ 7,487    $ 8,438    $ 5,049   $ 7,759
Gross margin, product sales,
  including inventory provision        4,514      5,141      5,520     4,856       3,317      3,977      2,226     3,962
Operating income (loss)                1,317      1,377      1,551       550         283        493     (1,224)    1,075
Net income (loss) applicable
  to common shares from
  continuing operations                  961      1,031      1,220       245           3        196     (1,603)      692
Income (loss) from discontinued
   operations                           (125)       107         71        92      (1,808)    (6,168)      (692)     (125)

Basic:
Income (loss) per share
  from continuing operations         $  0.05    $  0.04     $  0.05   $  0.01    $    --    $  0.01    $ (0.07)  $  0.03
Income (loss) from discontinued
   operations                        $ (0.01)      0.01        0.01        --    $ (0.08)   $ (0.28)   $ (0.03)  $    --
                                     ----------------------------------------    ----------------------------------------
     Total                           $  0.04    $  0.05     $  0.06   $  0.01    $ (0.08)   $ (0.27)   $ (0.10)  $  0.03
                                     ========================================    ========================================
Diluted:
Income (loss) per share
  from continuing operations         $  0.05    $  0.04     $  0.06   $  0.01    $    --    $  0.01    $ (0.07)  $  0.03
Income (loss) from discontinued
  operations                         $ (0.01)      0.01          --        --    $ (0.08)   $ (0.28)   $ (0.03)  $ (0.01)
                                     ----------------------------------------    ----------------------------------------
     Total                           $  0.04    $  0.05     $  0.06   $  0.01    $ (0.08)   $ (0.27)   $ (0.10)  $  0.02
                                     ========================================    ========================================

                                   Page F-29